                                                                     Exhibit 4.5


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                           IATROS HEALTH NETWORK, INC.

                                       AND

                              ROBERT L. WOODSON III


         THIS AGREEMENT made and entered into as of the 26th day of February, 1999 by and between Iatros Health Network, Inc. (the "Corporation"), a Delaware corporation, and Robert L. Woodson III, a resident of Tennessee (hereinafter referred to as "Executive").

         WHEREAS, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

         1. PURPOSE AND EMPLOYMENT. The Corporation's primary business (the "Corporation's Business") is owning, leasing, operating, and managing (i) senior living and long-term care facilities (including, but not limited to, independent living retirement facilities; congregate care facilities; assisted living facilities; subacute, skilled, and intermediate care nursing facilities; and long-term acute care hospitals), (ii) home health companies and agencies, (iii) specialty outpatient medical facilities (including, but not limited to, comprehensive outpatient rehabilitation facilities), and (iv) companies that provide various ancillary healthcare services (including, but not limited to, pharmacy, durable medical supplies and equipment, wound care, rehabilitation therapies, IV therapies, respiratory therapies, and portable X-ray). The purpose of this Agreement is to define the relationship between the Corporation and Executive. The Corporation hereby employs Executive, and Executive hereby accepts employment by the Corporation, all upon the terms and conditions hereinafter set forth.

         2. POSITION AND SCOPE OF DUTIES.

         (a) Executive shall serve the Corporation as its President and Chief Operating Officer. At all times, Executive shall report to, discharge his duties in consultation with, and be under the direct supervision and control of the Corporation's Chairman and Chief Executive Officer, shall perform such duties, consistent with the Executive's employment as a senior corporate executive, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries, or affiliates, as the Corporation's Board of Directors may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation. Executive shall, subject to the direction of the Corporation's Chairman and Chief Executive Officer, have authority to formulate policies for and administer all operational aspects of the Corporation and its divisions, subsidiaries, and affiliates; and also shall be responsible for overseeing and coordinating all operational aspects of the Corporation's divisions, subsidiaries, and affiliates. As to employees under his jurisdiction, including those working directly under his supervision, Executive shall use his best efforts (i) to employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation and also (ii) to assure that such personnel are properly trained and supervised. Subject to the direction of the Corporation's Chairman and Chief Executive Officer, Executive may hire and terminate the employment of any other employee of the Corporation, or of any of its divisions, subsidiaries or affiliates, who is under his jurisdiction.

         (b) Executive shall devote his primary business time to the business and affairs of the Corporation, excluding any periods of vacation, sick leave, and disability to which Executive is entitled; and he shall fulfill his duties to the Corporation to the best of his ability. However, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (iii) manage his personal finances and passive investments, so long as none of such activities (singularly or collectively) significantly interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement.

         (c) A description of the specific duties and responsibilities of the Executive is contained in Exhibit A attached to this Agreement.

         3. TERM. The term of this Agreement shall be for a period of three (3) years commencing January 1, 1999 (the "Term") unless terminated earlier by mutual agreement of the parties or by either party in accordance with Section 9 of this Agreement. Upon completion of the original three-year Term, the Agreement shall automatically be renewed for a period of one (1) year as of each succeeding January 1st (beginning January 1st, 2002); provided, that the Corporation may terminate the Agreement as of any such renewal date by providing ninety (90) days advance written notice to the Executive.

         4. COMPENSATION DURING EMPLOYMENT. For all the services to be rendered by Executive hereunder, the Corporation shall pay to Executive a base salary, bonuses, and incentive compensation as follows:

         (a) BASE SALARY. Executive shall be paid an annual base salary of Two Hundred Twenty-five Thousand dollars ($225,000.00), payable in monthly installments. Payment of such salary may be made in shares of Corporation stock (the "Shares"), cash, or a combination thereof, as determined by the Chairman and Chief Executive Officer, in his sole discretion, taking into account the Corporation's cash flow requirements and any other aspect of the Corporation's financial condition deemed relevant by the Chairman and Chief Executive Officer. The value of any Shares of common stock paid to the Executive under this provision shall be based on the per share price of the last trade of Shares as reported on NASDAQ or the OTC bulletin board, as applicable, for the last trading day of the applicable pay period (or if Shares were not traded on such date, for the closest preceding date on which a trade occurred). The Chairman and Chief Executive Officer may increase the Executive 's annual base salary effective as of any anniversary date of this Agreement in such amounts as he deems appropriate in his sole discretion.

         (b) RESTRICTED STOCK GRANT. Upon the execution of this Agreement, Executive shall receive a one time grant of Five Hundred Thousand (500,000) shares of the Corporation's Common Stock. Except as otherwise provided in this Agreement, in the event the Agreement is terminated on or before the one-year anniversary of the date of the Agreement for any reason, the shares granted to the Executive under this provision shall be forfeited; provided, that, in the event the Executive is terminated by the Corporation without Just Cause (as defined in Section 9) on or after July 1, 1999, the granted shares shall not be forfeited.

         (c) INITIAL STOCK OPTIONS. Upon execution of this Agreement, Executive shall be granted an incentive stock options for a total of 360,000 shares of the Corporation's Common Stock under the Corporation's stock option plan (the "Initial Stock Options"). This grant is effective as of the date of this Agreement (or the date of grant under the plan, if later). One third of such Initial Stock Options shall become exercisable on each successive anniversary of the date of the Agreement, provided that the Executive is employed by the Corporation on each such anniversary date.

         (d) EXECUTIVE'S INCENTIVE COMPENSATION. Executive may be entitled to such bonuses and incentive compensation as may be determined by the Chairman and Chief Executive Officer of the Corporation in his sole discretion. Each such bonus or incentive compensation may be paid in cash or Shares as the Chairman and Chief Executive Officer of the Corporation shall determine. Such incentive compensation may also include options to purchase shares of the Corporation's Common Stock pursuant to a plan established by the Corporation's Board.


         5.   STOCK GRANTS.

         (a) If the Executive terminates employment with the Corporation for any reason prior to date on which his right to any Shares granted to him under Paragraph 4(b) of this Agreement becomes fully vested and nonforfeitable, the nonvested Shares shall be forfeited on the date of his termination. Notwithstanding the foregoing, if the Executive dies or becomes totally and permanently disabled (as determined by the Chairman and Chief Executive Officer) while employed by the Corporation, the Executive's rights to any Shares granted under this Agreement shall automatically become fully vested on the date he dies or becomes disabled. For purposes of this Paragraph, the Executive is "disabled" if he is incapable of performing his principal duties for the duration of this Agreement due to a physical or mental condition.

         (b) Notwithstanding (a) above, upon the occurrence of a Change-in-Control of the Corporation, the Shares granted to the Executive under this Agreement shall become fully vested and nonforfeitable. For purposes of this Agreement, "Change-in-Control" shall mean (i) the sale of substantially all of the assets of the Corporation to another person or entity (other than an subsidiary or other affiliate of the Corporation), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Corporation stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Corporation) who did not own more than fifty percent of such on the date of this Agreement, (iii) or the merger of the Corporation into another entity (other than a subsidiary or other affiliate of the Corporation), where the Corporation's shareholders (determined as of the date of the merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

         (c) Until any Shares awarded under this Agreement become fully vested and nonforfeitable, such Shares shall be held by the Corporation in escrow. Upon becoming vested, a Share certificate for the newly vested Shares shall be delivered to the Executive as soon as administratively feasible after the date of vesting. The Executive shall have all the rights of a shareholder with respect to the Shares held in escrow, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares. Any Shares held in escrow under this Agreement shall be held, and a certificate shall be issued, in the name of the Executive. The Executive hereby grants to the Corporation an irrevocable power of attorney to sign any and all documents and to take such other actions as may be necessary to transfer ownership to the Corporation of any forfeited Shares.

         (d) Any Shares held in escrow by the Corporation for the Executive under this Agreement are not subject to the claims of the Executive's creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, any Shares deliverable to the Executive under this Agreement may, as determined by the Chairman and Chief Executive Officer in his sole discretion, be offset by any liability of the Executive owing to the Corporation.

         (e) The Executive may make a Section 83(b) election to treat the restricted stock granted to him under Paragraph 4(b) as taxable income at the time of transfer under this Agreement. A section 83(b) election form (with accompanying instructions) which may be used for this purpose is attached to this Agreement as Exhibit B.

         6. OTHER BENEFITS. In addition to other benefits conferred under this Agreement, Executive shall have the right to participate in (on the same terms and conditions as available to other senior executives of the Corporation) all pension plans, retirement plans, deferred compensation plans, executive compensation plans, major medical, group health, disability, accidental death and group term life insurance plans, "fringe" benefit plans (including permissible sick days or leave days), and other employee benefit plans that the Corporation shall, from time to time, generally confer upon other senior executives of the Corporation.

         7. VACATION, HOLIDAYS, ETC. Executive shall be entitled to five (5) weeks vacation with pay (or such greater length of time as may be approved from time to time by the Corporation's Board of Directors) during each fiscal year of the Corporation, such vacation to be taken by Executive at such times as shall be consistent with the business requirements of the Corporation. In addition, Executive shall also be entitled to such holidays as are customary in the Corporation. Unused holidays and days of vacation may not be carried over form one fiscal year to another, and additional income will not be given for vacation time or holidays not taken.

         8. EXPENSES. Executive is expected from time to time, to incur reasonable expenses as he reasonably deems to be for the Corporation's benefit and for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. Executive shall be promptly reimbursed for all such reasonable expenses (in accordance with the policies and procedures regarding employee business-related expense from time to time established by the Corporation for its senior executive officers) upon his presenting to the Corporation a detailed itemized expense voucher therefor in accordance with applicable corporate policies. Executive may also draw funds from the Corporation, but only to the extent necessary and appropriate, for reasonable expenses to be incurred on behalf of the Corporation and then only in accordance with applicable corporate policies. Detailed records of the expenditure of such funds shall be tendered by Executive for expenses incurred on behalf of the Corporation in accordance with applicable corporate policies, and if any portion of such funds are unexpended or unaccountable, then Executive shall promptly return such unexpended or unaccountable sums to the Corporation.

         9.   TERMINATION OF EMPLOYMENT.

         (a) TERMINATION FOR CAUSE. Notwithstanding the provisions of Section 3 hereof, the Corporation shall have the right to terminate this Agreement immediately upon giving written notice to the Executive (or Executive's personal or legal representatives, if appropriate), for any of the following reasons:

                  (1)  Death of the Executive;

                  (2) Inability of the Executive, by reason of physical or mental disability ("Disability"), to continue to perform his duties hereunder for the remainder of the term of this Agreement;

                  (3) Just Cause, which is defined herein to mean: (a) Executive's gross negligence in performing his duties hereunder; (b) Executive's willful failure or refusal to perform his duties hereunder; (c) Executive's intentional wrongful act or wrongful failure to act that materially and adversely affects the business affairs of the Corporation; or (d) Executive's commission of any act of fraud, commission of any felony, material breach of any provision of this Agreement, involvement in any material conflict of interest or self dealing transaction in violation of the applicable corporate laws of the State of Delaware, or other breach of any of his quasi-fiduciary

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duties to the Corporation in violation of the applicable corporate laws of the
State of Delaware (including, but not limited to, the duties of due care, loyalty, and fair dealing).

         (b) TERMINATION BENEFITS. If this Agreement expires, or if during the Term the Corporation terminates this Agreement and Executive's employment hereunder as a result of any of the following, Executive will be entitled to the following termination compensation or severance benefits:

                  (1) DEATH. If during the Term, Executive's employment is terminated by reason of death, the Corporation shall thereafter have no liability to Executive's estate hereunder, except to timely pay and provide his estate the following: (i) the portion, if any, of Executive's Base Salary for the period up to the date of death that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned (pro-rated to the date of death), but have not been paid as of the date of death; and
                  (iii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the date of death, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

                  (2) DISABILITY. If during the Term, Executive's employment is terminated due to Executive's Disability as defined in paragraph 9 (a)(2) above, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the portion, if any, of Executive's Base Salary for the period up to the effective date of termination that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year (pro-rated to the effective date of termination) that have been earned, but have not been paid as of the effective date of termination; and (iii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

                  (3) JUST CAUSE. If during the Term, Executive's employment is terminated for Just Cause as specified in Section 9(a)(3) above, the Corporation shall, after such effective date of expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) any bonuses and incentive compensation for any preceding year or for the current year (pro-rated to the effective date of termination; and (ii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply. To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

                  (4) WITHOUT CAUSE. If during the Term, Executive's employment is terminated without the Executive's written consent and without Cause for any reason whatsoever other than disability or death, the Corporation shall, after such effective date or expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the same Base Salary, bonuses and incentive compensation, benefits, and other compensation that the Executive would otherwise be entitled to receive hereunder through the remaining unexpired Term hereof as though no termination or expiration had occurred; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned, but have not been paid as of the effective date of termination; (iii) all other payment and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination. To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

                  (5) TERMINATION BY EXECUTIVE. In the event that Executive terminates this Agreement for any reason, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except as specified in
                  Section 9(b)(3) hereof, as if the Corporation had terminated the Executive for Cause.

         10.  RESTRICTIVE COVENANTS OF EXECUTIVE.

         (a)  DEFINITIONS.  For the purposes of this Agreement:

                  (1) "CONFIDENTIAL INFORMATION" shall mean any information relating to the Corporation or to the business of the Corporation (or to any of its parents, subsidiaries or affiliates) (whether proprietary or otherwise) not generally known to the public or known by Executive otherwise than as a consequence of or through his employment with the Corporation and treated by the Corporation as being confidential, including, but not limited to, research, marketing, customer lists, financing sources, methods, techniques and systems, all of which shall be deemed by the Corporation and Executive as being Confidential Information.

                  (2) "PERSON" shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise, provided, however, that the term "Person" shall not include the Corporation.

         (b) ACKNOWLEDGEMENTS. Executive agrees and acknowledges that: (i) he will be in a position of confidence and trust with the Corporation and he will have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this Section are fair, reasonable and necessary to protect and preserve for the Corporation the benefits of this Agreement and that such restrictions will not prevent Executive from earning a livelihood; (iii) the Corporation would sustain irreparable loss and damage if Executive were to breach any of such covenants; and (iv) the covenants herein set forth are made as an inducement to and have been relied upon by the Corporation in entering this Agreement.

         (c) CONFIDENTIAL INFORMATION. Executive hereby covenants and agrees that Executive shall not, directly or indirectly, during the Term of this Agreement and for three (3) years after Executive's employment is terminated for whatever reason, disclose to any Person or use or otherwise exploit for Executive's own benefit or for the benefit of any other Person any Confidential Information that was disclosed to Executive or acquired by Executive while an employee of the Corporation. Upon the termination or expiration of this Agreement, Executive shall return to the Corporation all material in Executive's possession or control which is of a confidential matter relating to the Corporation's business. These provision shall survive the termination or expiration of this Agreement.



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         (d)  NON-COMPETITION.

         (1) Except as provided in section (2) below, Executive hereby covenants and agrees that Executive shall not, other than pursuant to this Agreement, directly or indirectly, either for Executive's own benefit or as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, or independent contractor of any other Person, during the Term and for one (1) year after Executive's employment by the Corporation is terminated for whatever reason, (i) solicit any contract or other arrangement for the management, submanagement or participation in the management of any healthcare or other long-term care facility owned, leased, or managed by the Corporation or any affiliate or subsidiary of the Corporation or to which the Corporation or any affiliate or subsidiary of the Corporation provides any ancillary services as of the date in question ("Iatros Facility") or (ii) solicit any contract or other arrangement for the providing of any ancillary services to any Iatros Facility. However, nothing in this Section 10(d) shall be deemed to prevent Executive from passively investing in or acquiring up to one percent (1%) of any class of securities of any Person who is engaged in substantially the same business as the Corporation at a location that is within fifteen (15) miles or less of any Iatros Facility, if such class of securities is listed on a national securities exchange or is quoted on NASDAQ; provided, however, that Executive shall not serve as an officer, director, partner, proprietor, employee, or agent of any Person (other than any Person for whom the Executive is serving as such on the date of this Agreement) who is engaged in substantially the same business as the Corporation at a location that is within fifteen (15) miles or less of any Iatros Facility, except with the prior written approval of the Corporation's Board of Directors.

         (e) CONSENT TO COURT-ORDERED REMEDY. Executive acknowledges that his breach of any covenant set forth in this Section 10 will result in irreparable injury to the Corporation and that the Corporation's remedies at law for such a breach are inadequate and extremely difficult to calculate or determine. Accordingly, Executive agrees and consents that upon such a breach or threatened breach by Executive of any covenant set forth herein, the Corporation shall be entitled to such remedies in law or equity as may be determined by the court for such a breach or threatened breach.

         (f) REMEDIES CUMULATIVE AND CONCURRENT. The rights and remedies of the Corporation, as provided in this Section 10 shall be cumulative and concurrent and may be pursued separately, successively or together against Executive at the sole discretion of the Corporation, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

         11. INDEMNITY. To the fullest extent permitted by law, the Corporation shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Corporation. In addition, to the fullest extent permitted by law, the Corporation shall pay all expenses, including attorney's fees, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding challenging such acts of decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Executive's employment hereunder.

         12. WAIVER OF BREACH OF VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         13. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered or sent by certified mail, return receipt requested as follows:



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


                           To Executive:

                           Robert L. Woodson III
                           P.O. Box 1838
                           LaFollette, Tennessee  37766

                           To the Corporation:

                           Iatros Health Network, Inc.
                           Attn:  Ronald E. Lusk, Chairman & CEO
                           11910 Greenville Avenue
                           Suite 300
                           Dallas, Texas 75243

         14. SECURITIES LAW COMPLIANCE. The Executive represents and agrees that he is acquiring any Shares he receives under this Agreement for his own account and not with the intention reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws. The Corporation shall have the right to take any actions it may deem necessary or appropriate to ensure that the Shares granted to the Executive complies with applicable federal and state securities laws.

         15. TAX LIABILITY. The Corporation may withhold from any payment made pursuant to this Agreement any federal, state or local taxes required to be withheld from such payment. The Executive shall make such arrangements as may be required or be satisfactory to the Corporation (in its sole discretion) for the payment of any tax withholding obligations that arise in connection with the granting of Shares under this Agreement. The Corporation shall not be required to issue any Shares under this Agreement until such obligations are satisfied.

         16. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas. The parties hereto consent to jurisdiction and venue in the Texas state courts in Dallas, Texas and United States District Court for the Northern District of Texas, Dallas Division.

         17. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

         18. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the Corporation, or any of its officers, directors, employees, or agents, and Executive with respect to all mattes relating to the employment by the Corporation of Executive and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto. Any representation, inducement, promise or agreement, whether oral or written, between the Corporation, or any of its officers, directors, employees, or agents, and Executive which is not embodied herein shall be of no force or effect.

         19. SUCCESSORS AND ASSIGNORS. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive and their respective heirs, personal and legal representatives, successors, and assigns.

         20. SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the Corporation has hereunder to caused this Agreement to be executed by its duly authorized offices and seals to be hereunto affixed, and Executive has hereunto set his hand and seal, all being done in duplicate originals delivered to each party as of the day and year first above written.


/s/ Grace H. Stant                            /s/ Robert L. Woodson III
------------------------------                ------------------------------
Witness                                       Robert L. Woodson III



ATTEST:                                       Iatros Health Network, Inc.


/s/ Albert Sousa                              By: /s/ Michael H. Seeliger
------------------------------                ------------------------------




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


EXHIBIT A


               DESCRIPTION OF SPECIFIC DUTIES AND RESPONSIBILITIES



PRESIDENT AND CHIEF OPERATING OFFICER

         POSITION AND SCOPE OF DUTIES.

         (a) Executive shall serve the Corporation as its President and Chief Operating Officer. At all times, Executive shall report to, discharge his duties in consultation with, and be under the direct supervision and control of the Corporation's Chairman and Chief Executive Officer, shall perform such duties, consistent with the Executive's employment as a senior corporate executive, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries, or affiliates, as the Corporation's Board of Directors may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation, by laws, and other governing documents.

The President and Chief Operating Officer of the corporation, has general supervision of the affairs of the corporation, and shall see that all orders and resolutions of the Board of Directors are implemented. The President will be responsible to the Chairman of the board.


     PRIMARY DUTIES OF POSITION:

1. Provides direction and leadership in order to achieve the corporation's philosophy, mission and strategy.

2. Establishes current and long range objectives, plans, and policies, subject to approval by the Board of Directors.

3. Oversees the adequacy and soundness of the organization's financial structure.

4. Reviews operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

5.   Represents the corporation within the community.

6. Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

7. Assures development of programs for growth and expansion consistent with the organization's mission, policies, and strategic plans.

8.   Manages, develops and evaluates positions that report to the President.

9.   Responsible for all activities when CEO is absent.

As to employees under his jurisdiction, including those working directly under his supervision, Executive shall use his good faith diligent efforts (I) to employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation and also (ii) to assure that such personnel are properly trained and supervised. Except and to the extent otherwise directed by the Corporation's Chairman of the board/Chief Executive Officer, Executive may hire and terminate the employment of any other employee of the Corporation, or of any of its divisions, subsidiaries, or affiliates, under his supervision and jurisdiction upon such terms as he deems to be in the best interest of the Corporation.

EXHIBIT B


                ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
             IN GROSS INCOME IN YEAR OF TRANSFER UNDER SECTION 83(b)


         Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, I hereby elect to include in my gross income at the time of transfer the amount includible under Section 83(b) with respect to the restricted property described below, in accordance with applicable regulations:

1. THE NAME, ADDRESS AND TAXPAYER IDENTIFICATION NUMBER OF THE UNDERSIGNED ARE:

              Name:                 Robert L. Woodson, III

              Address:              ___________________________________

                                    -----------------------------------

                                    -----------------------------------

              Taxpayer identification number:

                                    -----------------------------------

2. DESCRIPTION OF PROPERTY WITH RESPECT TO WHICH THE ELECTION IS BEING MADE:

         Five hundred thousand (500,000) shares of Common Stock, $.001 par value, of Iatros Health Network, Inc.

3. DATE ON WHICH THE PROPERTY WAS TRANSFERRED AND TAXABLE YEAR FOR WHICH THE ELECTION IS MADE:

         Date of transfer:  ___________

         Taxable year for which election made:  Calendar year 1999

4. THE NATURE OF THE RESTRICTION(S) TO WHICH THE PROPERTY IS SUBJECT:

         Forfeiture in the event that the Employment Agreement between the undersigned and Iatros Health Network, Inc. is terminated on or before the one-year anniversary of the date of such Agreement for any reason while the undersigned is employed by the corporation (other than termination by reason of death or becoming totally and permanently disabled, or in the event of a "Change-in-Control" as defined in such Agreement).

5. FAIR MARKET VALUE AT TIME OF TRANSFER:

         The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is ____ per share, for an aggregate fair market value of $________.

6.       AMOUNT PAID FOR THE PROPERTY:

         No amount has been paid by the undersigned for said property.

7.       FURNISHING STATEMENT TO EMPLOYER:

         A copy of this statement has been furnished to Iatros Health Network, Inc.



Dated:  _______________

                                    Signature: _______________________

                                    Name:      _______________________

INSTRUCTIONS FOR SECTION 83(B) ELECTION FORM:

1.       Review and complete all items on this form, including:

         - Address and taxpayer identification number (i.e., Social Security number) (Item 1)

         -      Date of transfer (Item 3)

         -      Fair market value per share and in the aggregate (Item 5)

         -      Signature and date (bottom)

2. Provide a copy of this form within 30 days of the date of transfer to:

         -      Iatros Health Network, Inc.

         - Director, Internal Revenue Service Center, of the Service Center where you expect to file your income tax return

3. Attach a copy of this form to your 1999 Federal income tax return

                           IATROS HEALTH NETWORK, INC.

                           CHANGE OF CONTROL AGREEMENT


         THIS AGREEMENT made and entered into as of the 26th day of February, 1999, by and between Iatros Health Network, Inc., a Delaware corporation (the "Company") and Robert L. Woodson III, the Company's Chief Operating Officer (the "Executive"), and.

         WHEREAS, the Company has entered into an employment agreement with Executive, effective as of January 1, 1999 (the "Employment Agreement"); and

         WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its shareholders to enter into this Agreement with Executive to ensure the continuity of management of the Company and reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change-in-control of the Company; and

         WHEREAS, the Board of Directors of the Company has approved and authorized the execution of this Agreement with the Executive to take effect as stated in Section 1 hereof.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

         1. TERM OF AGREEMENT. This Agreement shall commence on the date set out above and shall continue in effect during the term of the Executive's Employment Agreement (or any extension, modification or renewal thereof) and shall remain in effect for a period of twenty-four (24) months after the date a Change-In-Control occurs.

         2.       CHANGE-IN-CONTROL.

                  (a) The Executive shall have no rights under this Agreement until there shall have been a Change-in-Control, as defined in (b) below.

                  (b) For purposes of this Agreement, a "Change-in-Control" shall mean: (i) the sale of substantially all of the assets of the Corporation to another person or entity (other than a subsidiary or other affiliate of the Corporation), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Corporation stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Corporation) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Corporation into another entity (other than a subsidiary or other affiliate of the Corporation), where the Corporation's shareholders (determined as of the date of merger) own (directly or indirectly) less than fifty percent of the shares of the surviving entity.

         3. PUT OPTION RIGHTS UPON A CHANGE-IN-CONTROL. Following a Change-in-Control, the Executive shall have the right to sell to the Company (the "put option") all or any portion of the shares of Company stock granted to him under his Employment Agreement or obtained through the exercise of Company-granted stock options which he owned (or to which he was entitled under an outstanding stock option or other agreement) as of the date of the Change-in-

Control. The Company shall buy any shares put to it under this Paragraph upon the following terms and conditions:

                  (a) The put option shall be exercisable in whole or in part by for a period of one (1) year following the date on which the Change-in-Control occurs. Notwithstanding the preceding sentence, in the event the Executive terminates employment with the Company before expiration of the one-year exercise period, the put option shall expire no later than thirty (30) days after the Executive's termination; provided, that if the Executive's employment is terminated by the Company for "Just Cause" (as defined in the Executive's Employment Agreement), the put option shall expire as of the date of his termination.

                  (b) The put shall be exercised by the Executive by written notice to the Company which sets forth the number of shares to be sold to the Company.

                  (c) The purchase price to be paid by the Company for any shares put to it pursuant to this paragraph shall be one hundred and five percent (105%) of the per share price (or the equivalent thereof) paid in the transaction causing the Change-in-Control. The aggregate purchase price (less any legally required income tax or other withholding) shall be paid in one lump sum payment to the Executive within fifteen (15) days of the date the Executive delivers stock certificate(s) for the shares being put to the Company (if required by the Company).

                  (d) This put option right shall apply to any shares of stock which the Executive receives in exchange for his Company stock as the result of the Change-in-Control. The per share price to be paid for any such stock put to the Company shall be 105% of the per share value assigned such stock for purposes of the transaction causing the Change-in-Control.

         4. SEVERANCE COMPENSATION AND BENEFITS. If, after the occurrence of a Change-in-Control, the Executive's employment is terminated by the Company during the twenty-four (24) month period following the date on which the Change-in-Control occurs for any reason other than "Just Cause" (as defined in the Executive's Employment Agreement), the following shall occur:

                  (a) The Company shall pay to the Executive, within fifteen
(15) days of the date his employment is terminated by the Company, a single sum cash payment equal to two and one-half (2-1/2) times the Executive's average annual compensation (including base salary and bonuses) paid to him in cash during the thirty-six (36) month period immediately preceding the date on which the Change-in-Control occurred (or, in the event the Executive had not been employed by the Company or received cash compensation for a period of at least 36 months at that time, the period that the Executive was employed or received cash compensation, as applicable).

                  (b) The Executive, together with his dependents and beneficiaries, shall continue to be fully eligible for (and participate in) all company-sponsored accident and health, life insurance and other welfare benefit programs available to the Executive as of the date on which the Change-in-Control occurred (on the same terms and conditions in effect on that date) or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the second anniversary of the Executive's termination of employment.

         5. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY. Notwithstanding anything in this Agreement to the contrary, if any of the payments or other benefits provided for in this Agreement, either alone or together with any other payments and benefits which the Executive has the right to receive from the Company, would be nondeductible (in whole or part) by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code, the payments and benefits to be made pursuant to this Agreement shall be reduced to such amount or level as will result in no portion of such payments or benefits being nondeductible under Section 280G. This determination shall be made by the Company's independent auditors, the cost of which shall be paid by the Company.

         6. NONEXCLUSIVE RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cashout of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice.

         7.       SUCCESSORS.

         (a) This Agreement shall be binding upon the Company and any successor thereto (whether by merger, consolidation, assignment or otherwise).

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Any amounts due and payable to the Executive under this Agreement on or after his death shall be paid to his estate.

         8. NOTICES. All notices hereunder shall be in writing, and shall be deemed effectively given upon the earliest of (i) actual receipt, by whatever means, (ii) personal delivery, (iii) delivery by an overnight courier service to the applicable address specified below, or (iv) five days after sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the applicable address specified below (or such other address as may be designated in writing by either party to the other):

                  If to Company:

                           Iatros Health Network, Inc.
                           Attn:  Chairman and Chief Executive Officer
                           11910 Greenville Avenue
                           Suite 300
                           Dallas, Texas 75243


                  If to Executive:

                           Robert L. Woodson III
                           1625 Rodgers Lane
                           La Follette, Tennessee 37766

         9. APPLICABLE LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware.

         10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

         12. EFFECTIVE DATE. This Agreement shall become effective as of the date first set forth above.

         13. EMPLOYMENT. This Agreement does not constitute a contract of employment or impose on the Company an obligation to retain the Executive as an Executive, to continue his or her current employment status or to change any employment policies of the Company.

         14. AMENDMENTS. No amendment or other change to this Agreement shall be binding unless in writing and signed by both parties.

         15. NONTRANSFERABILITY OF RIGHTS. The rights of the Executive under this Agreement are not subject to the claims of the Executive's creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, any payments owing to the Executive under this Agreement may, as determined by the Chairman and Chief Executive Officer of the Company (or his designee) in his sole discretion, be offset by any liability of the Executive owing to the Company.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            IATROS HEALTH NETWORK, INC.


                                            By       /s/ Michael H. Seeliger
                                               ---------------------------------
                                            Title:   Executive Vice President
                                                  ------------------------------


                                            ROBERT L. WOODSON III



                                                     /s/ Robert L. Woodson III
                                               ---------------------------------